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                                                                                                               EXHIBIT 11.2
                                              CONSECO, INC. AND SUBSIDIARIES

                                     COMPUTATION OF EARNINGS PER SHARE - FULLY DILUTED
                                                        (unaudited)


                                                                                                     Three months
                                                                                                         ended
                                                                                                       March 31,
                                                                                                  -------------------
                                                                                                  1996           1995
                                                                                                  ----           ----

      Weighted average primary shares outstanding...........................................    49,683,568      43,660,152
      Incremental common equivalent shares:
        Related to options and employee stock plans based
           on market price at the end of the period.........................................       563,732             -
        Related to convertible preferred stock (a)..........................................     8,893,198             -
                                                                                               -----------     -----------

      Weighted average fully diluted  shares outstanding....................................    59,140,498      43,660,152
                                                                                               ===========     ===========

      Net income for fully diluted earnings per share:
        Net income as reported..............................................................   $46,348,000     $24,422,000
        Less preferred stock dividends .....................................................           -        (4,607,000)
                                                                                               -----------     -----------

      Net income for fully diluted
        earnings per share..................................................................   $46,348,000     $19,815,000
                                                                                               ===========     ===========
      Net income per fully diluted
        common share........................................................................          $.78            $.45
                                                                                                      ====            ====

(a) The effect of the assumed conversion of convertible preferred stock on the computation of fully diluted earnings per share was antidilutive in the 1995 period.
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